July 29, 2005



Mail Stop 0306


John F. Rein, Jr.
Executive Vice President, Chief
Financial Officer and Secretary
Veeco Instruments, Inc.
100 Sunnyside Boulevard, Suite B
Woodbury, New York 11797

Re:	Veeco Instruments, Inc.
      Form 10-K for Fiscal Year Ending December 31, 2004
      Filed March 16, 2005
      Form 10-Q/A for the Quarter Ended September 30, 2004
      Form 10-Q for the Quarter Ended March 31, 2005
      File No. 0-16244

Dear Mr. Rein:


	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.

							Sincerely,



							Martin F. James
							Senior Assistant Chief
Accountant